Exhibit 13(e)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 filed with the SEC on October 20, 2021 of our report dated December 30, 2022, relating to the financial statements and financial highlights of Clough Global Opportunities Fund, for the year ended October 31, 2022, which appear in this Form N-CSR.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

January 9, 2023